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                                                                   EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into this 15th day of June, 1996, the "Effective Date," by and among Electronic Transmission Corporation, a Texas corporation ("ETC"), and Dan A. Doughty ("Mr. Doughty").

         ETC now desires to employ Mr. Doughty as a benefits negotiator and Mr. Doughty desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

         NOW, THEREFORE, ETC and Mr. Doughty hereby agree as follows.

         1. Employment. ETC hereby employs Mr. Doughty, and Mr. Doughty hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

         2. Duties of Mr. Doughty. Mr. Doughty shall serve as a benefits negotiator, subject at all times to the terms and conditions hereof and to the ultimate control and direction of the President, the Chief Executive Officer, and the Board of Directors of ETC. In that capacity, Mr. Doughty shall have a substantial role in the marketing by ETC of the services it offers on the "electra-net". Mr. Doughty shall not make any agreements, representations, or performance guarantees, or execute or agree to any instruments or contracts, on behalf of ETC or any of its subsidiaries or affiliates without prior consent of ETC's chief executive officer or Board of Directors. During the term of this Agreement, Mr. Doughty shall devote his entire business day and efforts to the performance of the duties and responsibilities contained in this Agreement.

         3. Compensation. As compensation for her services rendered to ETC in the capacities set forth above, ETC shall pay to Mr. Doughty a base salary of four thousand dollars ($4,000) per month and he shall receive a commission of ten percent (10%) of ETC's fee when paid on the initial claim concurrent with enrollment of a client into the "electra-net" attributable to his efforts. The percentage specified above of the fee so calculated for each calendar month during the term hereof, less any authorized deductions, shall be paid to Mr. Doughty in the next calendar month. There shall be no carry-over from one month to the next of any negative net income.

         Should this Agreement be terminated without cause by ETC, the liquidated damages shall be payment of ninety (90) days base salary to Mr. Doughty. If such termination occurs after six months employment of the current year term, Mr. Doughty may exercise his stock option for that year at that time.
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Employment Agreement Between ETC and Dan A. Doughty
Page 2

         Mr. Doughty will be given the option to purchase up to forty-five thousand (45,000) shares of ETC stock at a price of one dollar ($1.00) per one thousand shares as follows. After one year of employment he may exercise his option to purchase one-third (1/3) of the stock. After two years of employment he may exercise his option to purchase and additional one-third (1/3) of the shares. After three years of employment he may purchase the final one-third (1/3) of the shares.

         4. Benefits. During the term hereof, Mr. Doughty shall be entitled to participate in any benefit plans, stock option plans, and medical insurance programs, provided by ETC on the same basis as other ETC employees including COBRA benefits if necessary. ETC will additionally provide medical insurance for Mr. Doughty's immediate family.

         5. Reimbursement of Expenses. ETC shall reimburse Mr. Doughty for all expenses actually incurred by him in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Mr. Doughty upon appropriate documentation of such expenditures in accordance with ETC policies.

         6. Term. The term of this Agreement shall be for the period commencing on June 15, 1996, and ending on June 15, 1997, subject to earlier termination as provided in Section 7. The term of this Agreement is automatically extended for one-year periods unless either party gives the other ten days notice prior to the expiration date.

         7. Termination. This Agreement and Mr. Doughty's employment hereunder shall terminate in the event of Mr. Doughty's death or if Mr. Doughty becomes permanently disabled as determined by the ETC board of Directors. This Agreement and Mr. Doughty's employment hereunder may be terminated by ETC "for cause" at any time the ETC Board of Directors determines, in the exercise of its good faith judgment, that Mr. Doughty has engaged in gross malfeasance or willful misconduct in performing his duties hereunder and that his continued employment by ETC no longer is in the best interests of ETC. Mr. Doughty may terminate this agreement at any time.

         8. Noncompetition for Existing Clients After Termination. Mr. Doughty agrees, for a period of six months after the termination of this Agreement, not to solicit, on his own behalf or on behalf of any future employer or other entity, any business from any entity with which ETC or any of its subsidiaries did business during the term. The parties recognize that this covenant not to compete for specified customers for a limited time period is an integral part of this Agreement and that ETC would not enter into this Agreement, or would do so only on the basis of decreased compensation to Mr. Doughty, without this covenant.
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Employment Agreement Between ETC and Dan A. Doughty
Page 3

         9. Nondisclosure of Information and Trade Secrets. During his employment hereunder and thereafter, Mr. Doughty will not disclose to any person or entity not directly connected with ETC, or use for his own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Mr. Doughty's performance of his duties hereunder. All software development code written while Mr. Doughty is employed by ETC will be the intellectual property of ETC and will be protected by ETC copyrights. The provisions of this section shall survive any termination of this Agreement.

         10. Notices. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

         If to ETC:                Electronic Transmission Corporation
                                   5025 Arapaho, Suite 515
                                   Dallas, Texas 75248

                                   Attention: Mr. L. Cade Havard,
                                              Chief Executive Officer

         If to Mr. Doughty:        Mr. Dan A. Doughty
                                   Rt. 5 Box 39
                                   Carthage, Texas 75633

         11. Entire Agreement. Counterparts. Governing Law. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
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Employment Agreement Between ETC and Dan A. Doughty
Page 4

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.


                                 ELECTRONIC TRANSMISSION CORPORATION



                                 By:  /s/ L. CADE HAVARD
                                      --------------------------------------
                                          L. Cade Havard
                                          President and Chief Executive Officer


                                 Mr. Doughty


                                      /s/ DAN A. DOUGHTY
                                 -------------------------------------------
                                          Dan A. Doughty